EXHIBIT 99.1


       CENTRAL AND SOUTH WEST CORPORATION AND SUBSIDIARIES

    REPORT FACTORS EXPECTED TO AFFECT SECOND QUARTER EARNINGS



     Dallas, Texas (June 24, 1996) -- Central and South West

Corporation (NYSE:CSR) today said that it expects to report an after tax gain of approximately $115 million in the second

quarter of 1996 from the sale of  its Transok, Inc. subsidiary to

Tejas Gas Corporation.

      Central and South West is performing a strategic review in conjunction with its continuing efforts to better position itself to meet increased competition in the electric utility industry.

As part of that continuing strategic review, Central and South

West said that it is currently evaluating certain investments and

contingencies.   Among other items included in this review are

investments made in prior years for plant sites, engineering studies and lignite reserves, as described in the Corporation's

1995 Annual Report on Form 10-K.  Central and South West's  U.S.

electric operating companies, Central Power and Light Company,

Public Service Company of Oklahoma, Southwestern Electric Power

Company and West Texas Utilities Company,  have made

approximately $24 million, $38 million, $34 million and $15

million of such investments, respectively.

     Central and South West and its subsidiaries are currently

reassessing future plans and  evaluating the probability of

recovery of  all or a portion of certain assets and evaluating certain reserves for contingencies.

      In the event Central and South West and its subsidiaries

decide to record appropriate non-cash reserves in the second quarter of 1996, the total amount of these one-time reserves could offset a significant portion of the gain from the sale of

Transok in Central and South West's consolidated results of

operations.

     Furthermore, as a result of any non-cash reserves

established,  certain of Central and South West's U.S. electric operating companies could experience a net loss for the second quarter of 1996.  However, there would be a positive cash flow impact resulting from any tax benefits generated.  In addition,

there would be no material adverse effect on Central and South

West's or its U.S. electric operating companies' ongoing results of operation or financial condition.

      Central and South West  sold Transok to Tejas for $690

million in cash on June 6, 1996.  As part of the transaction,

Transok retained $200 million of its existing debt.

     Central and South West Corporation, a Dallas-based public

utility holding company, owns four electric subsidiary companies in the United States, a regional electricity company in the

United Kingdom  and nonutility subsidiaries involved in

independent power production, telecommunications, energy

efficiency and financial transactions.